Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-184651) on Form S-8 of CrossAmerica Partners LP of our report dated November 3, 2021, with respect to the abbreviated financial statements of Certain Assets of 7-Eleven, Inc., which report appears in the Form 8-K/A of CrossAmerica Partners LP dated November 3, 2021.

/s/ KPMG LLP

Dallas, Texas

November 3, 2021